Exhibit 99.3

MORRIS PUBLISHING GROUP

MANAGEMENT’S SCRIPT FOR

2006 JPMORGAN ANNUAL HIGH YIELD CONFERENCE

JP Morgan moderator:

Good day, everyone, and welcome to the 2006 JPMorgan Annual High Yield Conference presentation for the Morris Publishing Group.

For opening remarks and introductions, I would like to introduce Mr. Will Morris, President and CEO of Morris Communications Company, the parent company of the Morris Publishing Group.

Mr. Morris:

Good afternoon, everyone. It’s a pleasure to address this conference once again.

Joining me to speak with you today are Steve Stone, Senior Vice President and Chief Financial Officer of the Morris Publishing Group and Craig Mitchell, Senior Vice President of Finance and Treasurer of Morris Communications Company.

I would like to begin today with our achievements this past year, followed by a few of our most important strategies and initiatives that are underway.

Steve will review our first nine months 2005 operating results, will share some of our 2006 guidance and will give an update on our conversion to the shared services platform.

Craig will give a financial overview and will summarize our recent debt refinancing.

After Craig’s review, we will be pleased to take your questions.

I would also like to remind you that the text of our presentation was posted this morning on www.morris.com.

Before we get started, I’d like to remind you that we will make certain forward looking statements in today’s presentation. Actual results may differ, so we refer you to the risk factors described in our Company’s documents filed with the SEC.

Data on our market positions is derived from the various sources listed.

First, I will give an overview of Morris Communications Company, our parent company, and then an overview of Morris Publishing Group, our newspaper division. I will then review some of the current initiatives being implemented by Morris Publishing.

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Morris Publishing, our newspaper division, forms the “core” business unit of Morris Communications, contributing over 70% of Morris Communications’ total operating revenues.

Morris Publishing’s revenues are primarily derived from advertising. In the newspaper and online.

Morris Communications’ other divisions include:

•	The Outdoor Advertising Division

•	The Magazines Division-both National & Niche

•	The Visitor Publication Group

•	The Radio Division

•	And The Book Publishing Division

Our newsrooms, our circulation, our production and marketing departments all play vital and irreplaceable roles in producing and delivering a quality newspaper.

But without advertising, these departments will not have the resources they need to do their jobs.

I’m reminded of the old saying: “Nothing happens until someone sells something.”

Strong advertising provides the foundation for strong and sustainable newspapers.

Recent press rumors of our industries demise are premature. People still need and use newspapers.

In my opinion:

•	Newspapers are viewed more favorably than any other medium.

•	Newspapers carry more local news than any other medium,

•	Newspapers claim the largest share of local advertising, and

•	Newspapers are the medium most people use to check advertising before they make their purchases.

For all these reasons and more, I am absolutely convinced that newspapers will continue to be a vital and living, thriving part of the communities we serve. But it’s up to us, both Morris and our industry, to see that this happens.

As its original and flagship newspaper, The Augusta Chronicle is the source of the company’s tradition and bearer of its history.

Morris Publishing now publishes 27 daily and 12 non-daily newspapers across the country, with total combined circulation of more than 750 thousand and readership of over 2 million.

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At Morris, we have outstanding classified, retail and online capacities. At present we are finding ways to work together to maximize our competitive advantage to grow our advertising revenues.

Morris has a concentrated presence in the Southeast and Midwest.

In 2005, Morris’ six largest daily newspapers contributed 69% of our estimated total revenues.

The Florida Times Union is our largest newspaper and benefited in 2005 from being an official sponsor of the NFL’s Super Bowl held in Jacksonville in February 2005.

Our five other larger metro daily newspapers are:

•	The Amarillo Globe-News

•	The Augusta Chronicle

•	The Lubbock Avalanche-Journal

•	The Savannah Morning News

•	The Topeka Capital-Journal

We remain pre-eminent source of news, information, advertising and entertainment in our markets, this being achieved by:

Remaining an aggressive, agile, innovative and market-driven company, leading our markets by building strong communities.

Creating marketplaces, growing market share and maintaining financial strength by creating, acquiring and continually improving products, multimedia platforms, services, and efficiencies.

Providing our valued employees an environment which both motivates and inspires them to continue to produce superior products and to further enhance customer service.

We have implemented corporate sponsored training programs and workshops at many of our newspapers to enhance advertising sales.

In 2005, we “were” selected for the FranklinCovey’s Awards for Excellence which recognizes an organization’s commitment to sustainable performance improvement, employee satisfaction, and being a model of a learning organization.

With the aid of advanced technology and superior content, Morris is fully engaged in meeting the industry imperative of building and maintaining circulation and readership in a competitive climate.

One of our recent initiatives was to Improve our local news and information content.

We recently recruited and hired a corporate Vice President of News to advance journalistic practices and build readership and circulation.

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Our 2005 readership survey of all twenty seven daily newspapers has proved instrumental in increasing readership and limiting circulation losses at many of our newspapers.

Further, we have enthusiastically adopted the readership initiatives developed by the Readership Institute.

In all of our news and information products, we are committed to local coverage and to the highest standards of journalism. The company is dedicated to coverage that acknowledges the diversity of our readers.

Morris has begun efforts in circulation and advertising target marketing segmentation.

Market segmentation will allow us to target individual households based on various demographic and lifestyle characteristics, focusing on those that “look like” our best and most desired customers.

We believe that this effort plus increased retention efforts will allow us to grow circulation and readership in the geographic and demographic groups that advertisers want.

The average daily and Sunday circulation from our six largest daily newspapers combined declined only one half of one percent and one percent, respectively, which is below the industry average.

Today, we are the only American newspaper company to hold a seat on the directorate of Newsplex, a prototype “newsroom of the future” at the University of South Carolina.

In 2005, we launched Bluffton Today, a vehicle for an innovative experiment in daily newspaper and Web publishing, with much of the content being user driven. Our free seven-day publication helps to build customer loyalty and strengthen the reading habit.

As quoted in last week’s article in the USATODAY, “Many newspaper executives are watching what privately held Morris Communications is doing with Bluffton Today.

Few local developments seem too minor for the tabloid –sized paper’s 12 reporters. Recent editions included stories about the new school crossing guard, happenings at the Bluffton garage dump and the closing of a roller skating rink that also served as a bingo hall.”

James Currow, one of our executive vice presidents for newspapers with over 42 years experience in the industry, called it “a community in conversation with itself, with the highest readership of any paper in our company.”

Bluffton Today was also discussed in the February edition of Presstime.

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Weeklies and bi-weeklies have typically been used to cover hyper-local news and most free papers circulating in other markets don’t publish on weekends.

Bluffton Today is available for delivery to every home, is available in racks and businesses throughout the community and is available online in PDF format.

Because Bluffton is a small town, most people are familiar with most of it and attached to some of it.

Over 80% of its content is local, most content is not available from any other medium and much of the content is about people and places readers know.

Bluffton is too small to be served effectively by the major media of Savannah. Competition is limited.

Morris Publishing Group continues to grow Internet revenues at an impressive rate: up 29% from 2005 over 2004.

Across the group, Morris’ newspaper websites had 997 million page impressions, an 18% increase over the previous year.

Of our 1.7 million users, Morris’ newspapers have a 74% web registration rate.

Building on what it has learned from the community driven BlufftonToday.com Web site, we are working with the Savannah Morning News to evolve a next-generation Web product that will engage new users in new ways.

We intend to move beyond the “online newspaper” model to become the center of online community, featuring powerful new search tools, user-driven content and an integrated view of a local commercial marketplace.

The website and the newspaper will play complimentary, non-competing roles in the process of informing and facilitating community and the website will feature profiling and social networking tools designed to engage a younger, more active audience implementing user registration across our newspaper websites.

We plan to expand this technology to our other newspaper Web sites.

Several Morris dailies also publish city, regional and special-interest magazines to build their brand and expand market reach.

Since 2003, Skirt! magazines has expanded and is now circulated in six southeastern markets. We are currently in discussions to license this product in other major markets.

During 2005, the St. Johns Sun, a tabloid-size, community newspaper has been created by The Florida Times-Union in Jacksonville to serve the area of North St. Johns County.

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Approximately 15 thousand copies of the 30-50 page paper has been inserted in the Friday editions of both the Times-Union and The St. Augustine Record as well as made available free in special racks in area stores. We feel the timing is right to have a “stand-alone” product with the amount of housing that is exploding in this area.

I will now turn it over to Steve Stone, our Senior VP and Chief Financial Officer, for a review of our recent operating results, our 2006 guidance and an update on our conversion to a shared services platform.

Steve:

We reported operating income of $55.2 million for the first nine months in 2005, down $2.5 million, or 4.3%, from $57.7 million for the same period in 2004.

The $5.8 million, or 2.5%, increase in total operating revenue was more than offset by the $10.8 million, or 3.9%, increase in total operating expenses during this nine month period.

Our operating margins continue to be pressured by the upward trend in newsprint, health care and other operating costs.

However, without our recent investments in Skirt! magazines and Bluffton Today our estimated 2005 operating margin would have improved to 18.7%. We anticipate these investments to be cash flow positive in the future.

For the first nine months in 2005, advertising revenue was $278.8 million compared to $269.6 million during the same period last year, an increase of 3.4%.

Advertising revenue during first quarter 2005 was strong, up 5.1% from the same quarter last year. Our Jacksonville newspaper received an additional $1.1 million in advertising revenue directly related to the city’s hosting of the NFL’s Super Bowl in February 2005.

The overall advertising market was soft with the second, third, and estimated fourth quarter 2005 being off more than we anticipated, However, the estimated fourth quarter 2005 is 4% higher than the fourth quarter 2004.

For the year, total advertising revenues are estimated to be up 2.9% compared to 2004.

Of our total estimated 12 month 2005 operating revenue, advertising revenue accounted for 81.3% and circulation revenue accounted for 15.2%.

Our estimated 2005 advertising revenue consisted of 52.1% in retail, 41.3% in classified and 6.6% in national for this same period.

As it has been most of this year, our revenue growth has been driven by strong classified real estate and employment advertising revenue performances.

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The startup of our new Skirt! magazines and Bluffton Today daily have been significant contributors to revenue as well as the continued strong performance from online advertising.

Total online advertising revenue was $17.8 million, up $3.9 million, or 27.9%, from $13.9 million during the first nine months last year. All of this growth was driven by the employment and real estate categories in classified on our existing Web sites.

Online advertising revenue is estimated to be between $23 and $24 million for the twelve months ended 2005, up from $18.6 million last year.

Circulation revenue was up $400 thousand, or 0.8%, compared to the first nine months last year, with gains in Jacksonville, Savannah and Athens being offset somewhat by losses in Topeka, Lubbock, Amarillo and most of our other smaller daily newspapers.

Savannah and Jacksonville’s circulation revenue was up 5.3% and 3.6%, respectively, benefiting from price increases.

Augusta’s circulation revenue was flat, while Topeka continued its decline, with circulation revenue down 7.1% from last year.

Consumer resistance to our sales pressure programs, weak single copy sales, the cutback of third party sales programs and the impact that gas is having on consumer’s discretionary spending continue to be a challenge for us as well as the industry as a whole.

For the first nine months in 2005, total operating expense was up $10.8 million, or 3.9%, from the same period last year.

Compared to the first nine months in 2004, labor and employee benefits were up 0.5%, newsprint, ink and supplements were up 6.3%, other operating expense was up 7.5% and depreciation and amortization expense was up 5.8%.

Excluding the operating expenses from Skirt! magazines and Bluffton Today, our two new publications, total operating expense was up 3.0%, with employee costs down 0.4%, newsprint, ink and supplements expense up 4.9%, and all other operating costs up 5.4%.

Estimated total operating costs for the fourth quarter 2005 are down 3.0% from the same period last year, due to adjustments in estimates for insurance and Medicare. Newsprint consumption was also down.

We expect total operating costs to be up only 2.1% for all of 2005.

For the nine months ended September 30, 2005, the slight increase in salaries and wages and in commissions and bonuses were offset by the slight decrease in other employee costs. Total FTE’s decreased 3.5% from the end of the third quarter last year.

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The 6.3% increase in newsprint, ink, and supplements for the first nine months in 2005 was driven by a 13.8% increase in our average cost of newsprint, offset by an 8.0% reduction in newsprint consumption.

Other operating expenses were up 3.7%, primarily due to increases in sales and marketing expense and in circulation and delivery expense associated with our Skirt! magazines’ and Bluffton Today’s other operating expenses. The direct costs related to Jacksonville’s sponsorship of the 2005 Super Bowl and the rent for our new Savannah facility also contributed to these increases.

During September of this year, we sold Savannah’s previous facility for $7.5 million at a gain of $5.0 million.

The combined technology and shared services fee from parent and management fee charged by Morris Communications under the management agreement totaled $22.7 million for the first nine months in 2005, down $300 thousand, or 1.3%, from last year.

For 2006, we expect total operating revenues and total advertising revenues to both increase in the 2 to 4% range. We expect circulation revenues to be up slightly compared to 2005.

We expect retail advertising growth in the low to mid single digit range, while classified growth rate should be slightly down from that in 2005. National advertising should continue to be soft, flat with last year.

Online advertising growth will remain in solid double digits.

We expect total operating expenses to increase in the mid single digit range, primarily due to higher employee health and benefit costs , higher newsprint prices and an increase in other production costs.

Newsprint expense should increase 13% to 15% due to several anticipated price increases in 2006.

What was once a concept is now a reality! The Morris Shared Services Center is an organization created to support various administrative functions throughout our company. Our vision was to centralize, standardize, and eliminate or simplify as many accounting and administrative processes as possible in order to create labor and purchasing savings.

After much research, planning and hard work, we now have 31 sites live on SAP Financials, the entire company on a web-based timekeeping system, one HR/Payroll system, and two newspapers on the SAP Media system.

Our SAP media platform implemented at the Athens Banner-Herald in Athens, Georgia and the Oak Ridger in Oak Ridge, Tennessee replaces legacy systems of distribution and billing for both our advertisers and subscribers along with the SAP financials and HR/Payroll…our vision of a totally integrated business platform is complete in these organizations. This totally integrated business platform using SAP is the only one of its kind fully implemented and functioning in the newspaper industry.

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We have implemented a centralized call center for subscriber complaints and are taking calls for Augusta, Savannah, Topeka, and Athens…and as we implement the media platform, we will continue to add newspapers to our centralized call center. Last year we began a retention-calling program in Jacksonville for the Times Union and based on its success, we began a retention-calling center in Augusta and all our newspapers are participating in this program. Our efforts in both centers have been very successful in saving readers who might have otherwise discontinued their subscription.

In addition to these efforts our centralized purchasing group continues to put into place company wide purchasing programs that allow our various businesses to purchase goods and services at reduced rates.

Shared Services in partnership with our businesses have put into place annual run rate savings of more than $15 million dollars…net of the service center costs we are just short of our $10 million dollar goal and will easily accomplish that in 2007.

I will now turn it over to Craig Mitchell for a financial overview.

Craig:

At September 30, we had $545.2 million in outstanding debt and had made $4.8 million in term loan principal payments during the first nine months in 2005.

For the nine months ended September 30, 2005, interest and loan amortization expense was $26.5 million, up $2.5 million, or 10.3%, from $24.0 million last year.

At September 30, 2005, our annualized cost of debt outstanding was approximately 6.4%, up from 5.4% at the end of the same quarter last year.

At September 30, we had approximately $40.6 million available under our credit facilities using the most restrictive covenants. We were in compliance with all covenants under our bond indenture and credit facilities.

For the first nine months 2005, our provision for income taxes was $13.5 million, flat with the same period last year. Our combined income tax rate remains at approximately 40%.

In December 2005, we, with the help of J.P. Morgan Securities, modified the terms of our $400 million facility, replacing the existing $100 million Tranche A Term Loans, $150 million Tranche B Term Loans and $150 million Revolving Credit Commitments with a $350 million facility split evenly between a Tranche A Term Loan facility and a Revolving Credit facility.

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The New Tranche A Term Loan shall be payable in 20 consecutive quarterly installments commencing on December 31, 2007 and maturing in 2012. The New Revolving Credit Facility will also mature in 2012.

The new bank credit facility reduced our interest rates and provided us funds for working capital and other general corporate purposes.

The new bank credit facility is guaranteed by Morris Publishing’s parent company, Morris Communications Company, and substantially all of its subsidiaries.

The obligations of Morris Publishing and these guarantors are secured with substantially all of the assets of the parties, with certain exceptions.

The financial covenants did not materially change, requiring Morris Publishing to meet certain financial tests on an on-going basis, including minimum interest coverage ratio, minimum fixed charge coverage ratio, and maximum cash flow ratios, based upon consolidated financial results of Morris Communications and substantially all of its subsidiaries.

Capital expenditures for 2005 were $14.5 million, down $7.0 million from $21.5 million in 2004.

Total 2006 capital expenditures are expected to be between $15 to $20 million.

Our pre-tax free cash flow, which we define as operating income plus depreciation and amortization less capital expenditures, was $61.2 million for the nine months ended September 30, 2005; a 5.1% increase from the same period last year.

We project our 2005 pre-tax free cash flow to be approximately $90.5 million, up 11.6% from $81.1 million in 2004.

At the end of 2005, Morris Publishing was owed approximately $17 million by its parent, Morris Communications, down from $27 million at the end of the third quarter 2005.

Our outstanding cash balance at the end of 2005 was approximately $12 million. Total long term debt outstanding was $521 million, down $22.5 million from the end of 2004.

With the exception of the distribution of a small tract of land located in Alaska, we did not declare or pay a dividend in 2005.

We will now open the floor for any questions that you may have:

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